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                                                                 Exhibit 23.2


The Board of Directors
Citadel Communications Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Citadel Communications Corporation of our report dated March 26, except as to note 25 which is as of June 4, 1998, relating to the consolidated balance sheets of Citadel Communications Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the prospectus of Citadel Communications Corporation dated June 30, 1998.


/s/ KPMG PEAT MARWICK LLP
-------------------------
Phoenix, Arixona
October 1, 1998